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Exhibit 10.17
***Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
Flextronics Manufacturing Services Agreement
This Flextronics Manufacturing Services Agreement including all Exhibits attached hereto (“Agreement”) is entered into this 3rd day of January, 2007 (the “Effective Date”) by and between Insulet Corporation, having its place of business at 9 Oak Park Drive, Bedford, MA 01730 (“Customer”) and Flextronics Marketing (L) Ltd., having its place of business at Level 1, Lot 7, Block F, Saguking Commercial Bldg., Jalan Patua-Patua, Federal Territory of Labuan 87000 Malaysia (“Flextronics”).
     Customer is in the business of designing, developing, distributing, marketing and selling highly-specialized medical devices, including, insulin delivery systems. Flextronics is in the business of providing sophisticated manufacturing technologies and processes. Customer desires to engage Flextronics to perform specialized manufacturing and assembly services as further set forth in this Agreement. The parties agree as follows:
1. DEFINITIONS
     Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and in Exhibit 1 attached hereto, and that such Exhibit 1 is incorporated herein by reference.
2. MANUFACTURING SERVICES
     2.1. Work. Customer hereby engages Flextronics to perform the Work (as defined below) and Flextronics hereby agrees to perform the Work as set forth in this Agreement. “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter “Product(s)”) pursuant to Customer’s detailed written Specifications. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Customer and included in Flextronics’s production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit 2. Prior to Flextronics manufacturing a Product, Customer shall comply with all all federal, state and local laws, rules and regulations, including, without limitation, the cGMP and other applicable FDA laws and regulations (collectively, “Applicable Regulations”) related to placing such Product on the market. Upon Manufacturer’s request, Customer shall provide Flextronics with documents indicating that all required approvals under Applicable Regulations have been granted to Customer. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Customer requires any such services, the parties will enter into a separate agreement. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.
     2.2. Engineering Changes. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs.
     2.3. Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, to be set forth in Flextronics’s quotation. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.
     2.4. Cost Reduction Projects. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods. Upon implementation of such ways that have been initiated by Flextronics and approved by Customer, Flextronics will receive [***] of the demonstrated cost reduction for [***]. Customer will receive [***] of the demonstrated cost reduction upon implementation of such ways initiated by Customer.

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3. FORECASTS; ORDERS; FEES; PAYMENT
     3.1. Forecast. Customer shall provide Flextronics, on a monthly basis, a rolling twelve (12) month forecast indicating Customer’s monthly Product requirements. The first [***] days of such forecast will constitute Customer’s written purchase order for all Work to be completed within the first [***] day period. Such purchase orders will be issued in accordance with Section 3.2 below.
     3.2. Purchase Orders; Precedence. Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.
     3.3. Purchase Order Acceptance. Purchase orders shall be deemed accepted by Flextronics, provided however that Flextronics may reject: (a) any portion of a purchase order that is an amended order in accordance with Section 5.2 below because such portion of the purchase order is outside of the Flexibility Table; (b) any purchase order if the fees reflected in such purchase order are inconsistent with the parties’ agreement with respect to the fees; (c) any purchase order if such purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) any purchase order if such purchase order would extend Flextronics’ liability beyond Customer’s pre-approved credit line. If Flextronics rejects any purchase order, or portion thereof, Flextronics shall notify Customer of such rejection within [***] of receipt of such purchase order. Customer may correct any defect in any purchase order and resubmit such purchase order at any time. Upon acceptance of each purchase order Flextronics shall be obligated to manufacture and supply to Customer amounts of the Products as set forth on such purchase orders in accordance with the terms of such purchase order.
     3.4. Fees; Changes; Taxes.
     (a) The fees will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3 (the “Fee List”). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.
     (b) Customer is responsible for additional fees and costs due to: (a) changes to the Specifications; (b) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Customer’s requirements.
     (c) The fees may be reviewed periodically by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates.
     (d) All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items. This subsection (d) does not apply to taxes on Flextronics’s net income.
     (e) The Fees List will be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency. The fees will be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month, for the following month to the extent that such Exchange Rates change more than [***] from the prior month (the “Currency Window”). “Exchange Rate(s)” is defined as the closing currency exchange rate(s) as reported on Reuters’ page FIX on the last business day of the current month prior to the following month. “Functional Currency” means the currency in which all payments are to be made pursuant to Section 3.5 below. “Parts Purchase Currency(ies)” means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.
     3.5. Payment. Customer agrees to pay all accurate invoices or portions thereof in U.S. Dollars within [***] of the date of such invoice.
     3.6. Late Payment. Customer agrees to pay [***] monthly interest on all late payments. Furthermore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Customer for additional fees before the Work can resume. Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

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     3.7. Letter of Credit or Escrow Account. If [***], Customer shall obtain and maintain a stand-by letter of credit or escrow account on behalf of Flextronics to minimize the financial risk to Flextronics for its performance of the Work under this Agreement. The stand-by letter of credit or escrow account shall be for a minimum period of time of [***] and shall be for a total amount that is equal to the total value of the risks associated with Inventory, Special Inventory, and the accounts receivable from Customer. The calculation shall be based upon the forecast provided by Customer pursuant to Section 3.1. The draw down procedures under the stand-by letter of credit or the escrow account shall be determined solely by Flextronics. Flextronics will, in good faith, review Customer’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so.
     3.8. Progress Updates. On the 1st day of each month, or upon the reasonable request of Customer, Flextronics shall provide written assurances to Customer regarding [***].
4. MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS
     4.1. Authorization to Procure Materials, Inventory and Special Inventory. Customer’s accepted purchase orders and forecast will constitute authorization for Flextronics to procure, without Customer’s prior approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer’s purchase orders and forecast as follows: Long Lead-Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Inventory as required by the supplier. Flextronics will only purchase Economic Order Inventory with the prior approval of Customer.
     4.2. Customer Controlled Materials. Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Customer acknowledges that the Customer Controlled Materials Terms will directly impact Flextronics’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers. Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with suppliers that will negatively impact Flextronics’s procurement activities.
     4.3. Preferred Supplier. Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product. Customer shall give Flextronics an opportunity to be included on AVL’s for Materials that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, Flextronics shall be included on such AVL’s. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.3 only, the term “Flextronics” includes any companies affiliated with Flextronics.
     4.4. Customer Responsibility for Inventory and Special Inventory. Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under this Section 4.
     4.5. Materials Warranties. Flextronics shall endeavor to obtain and pass through to Customer the following warranties with regard to the Materials (other than the Production Materials): (i) conformance of the Materials with the vendor’s specifications and with the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with Environmental Regulations; and (iv) that the Materials will not infringe the intellectual property rights of third parties.
5. SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE
     5.1. Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer’s destination specified in the applicable purchase order. Shipments will be made [***], at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer. In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and

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guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.
     5.2. Quantity Increases and Shipment Schedule Changes.
     (a) For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”):

Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates
# of days before	Allowable	Maximum	Maximum
Shipment Date	Quantity	Reschedule	Reschedule
on Purchase Order	Increases	Quantity	Period
[***]	[***]	[***]	[***]
     Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the terms of Section 5.3 below. Any purchase order quantities increased or rescheduled pursuant to this Section 5.2(a) may not be subsequently increased or rescheduled.
     (b) All reschedules to push out delivery dates outside of the table in Section 5.2(a) require Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval from Flextronics for such reschedules, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved reschedule, then Customer will pay Flextronics the Monthly Charges for any such reschedule, calculated as of the [***] day after such reschedule for any Inventory and/or Special Inventory that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order within [***] of such reschedule. In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics’s possession for more than [***] since such reschedule, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below.
     (c) Flextronics will use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases outside of the table in Section 5.2(a) require Flextronics’s approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the flexibility table in Section 5.2(a) and if there are extra costs to meet such reschedule or increase, Flextronics will inform Customer for its acceptance and approval in advance.
     (d) Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay. In addition, Customer shall be responsible for costs related to adjusting foreign currency hedging contracts due to changes in cash flows resulting from such delays.
     (e) For purposes of calculating the amount of Inventory and Special Inventory subject to Section 5.2(b), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.
     5.3. Cancellation of Orders and Customer Responsibility for Inventory.
     (a) Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted.. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges for any such cancellation, calculated as of the [***] day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to ssupport the original delivery schedule. In addition, if Flextronics notifies Customer that such Product, Inventory and/or Special Inventory has remained in Flextronics’s possession for more than [***] since such cancellation, then Customer agrees to immediately purchase from Flextronics such Product, Inventory and/or Special Inventory by paying the Affected Inventory Costs. In addition, Flextronics shall calculate the cost or gain of unwinding any currency hedging contracts entered into by Flextronics to support the cancelled purchase order(s). Should the unwinding result in a loss to Flextronics, Customer agrees to cover such

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loss amount for Flextronics immediately upon receipt of an invoice for such amount. Should the unwinding result in a gain to Flextronics, a credit note will be immediately issued to Customer.
     (b) If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.
     (c) Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and Customer will be responsible for such Products in the same manner as set forth above in Section 5.3(a).
     (d) For purposes of calculating the amount of Inventory and Special Inventory subject to 5.3(a), the “Lead Time” shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.
     5.4. Mitigation of Inventory and Special Inventory. Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, Flextronics will use reasonable commercial efforts for a period of [***] days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Customer shall pay amounts due under this Section 5 within [***] days of receipt of an invoice. Flextronics will ship the Inventory and Special Inventory paid for by Customer under this Section 5.4 to Customer promptly upon said payment by Customer. In the event Customer does not pay within [***] days, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within [***] days of its receipt of the invoice.
     5.5. No Waiver. For the avoidance of doubt, Flextronics’s failure to invoice Customer for any of the charges set forth in this Section 3 does not constitute a waiver of Flextronics’s right to charge Customer for the same event or other similar events in the future.
6. PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY
     6.1. Product Acceptance. The Products delivered by Flextronics will be inspected and tested as required by Customer within [***] of receipt at the “ship to” location on the applicable purchase order. If Products do not comply with the express limited warranty set forth in Section 6.2 below, Customer has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced at Flextronics’s option, at no additional cost to Customer, provided, however, that Customer shall return such rejected Products freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.
     6.2. Express Limited Warranty. This Section 6.2 sets forth Flextronics’s sole and exclusive warranty and Customer’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.
     (a) Flextronics represents and warrants to Customer that each Product [***]
     (b) Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of [***]. In addition, Flextronics warrants that Production Materials are in compliance with Environmental Regulations. Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials and/or Customer Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials or Products with any Environmental Regulations. Customer shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics’s express limited warranty.
     (c) Upon any failure of a Product to comply with this express limited warranty, Flextronics’s sole obligation, and Customer’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit at no additional cost to Customer; provided, however, that Customer shall return such Product freight prepaid. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from

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Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.
     (d) Customer will provide its own warranties directly to any of its end users or other third parties. Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.
     6.3. No Representations or Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6 AND IN SECTION 8, EACH PARTY MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH THE OTHER PARTY, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
7. AUDIT
     7.1. Flextronics Facilities. Subject to Flextronics reasonable safety and confidentiality limitations, Flextronics shall permit representatives of Customer to visit any Flextronics facility where the Products are manufactured for the purpose of reviewing the equipment, Flextronics Manufacturing Process, testing of the Products, batch and other relevant internal records pertaining to the Products and/or Materials, and of conducting compliance audits associated with cGMP, and other applicable laws and regulations, including FDA regulations. Employees and other approved representatives of Customer who enter onto Flextronics premises will comply with Flextronics’ safety, security and confidentiality requirements. Customer shall give Flextronics reasonable advanced notice of any proposed visit and identify the individuals who will be in attendance. All visits will be during Flextronics’ normal business hours on weekdays. Flextronics may inspect any documents or materials entering or leaving its premises. Each employee and other approved representatives of Customer who visits any facility under this Section 7.1 will fully comply with the respective site’s standard access requirements.
     7.2. Facility Inspections by Government. During Flextronics’ normal business hours on week days or as otherwise required by any government regulatory authority, Flextronics shall allow governmental inspectors (such as inspectors from the FDA) acting pursuant to statutory authority to inspect any Flextronics facility in connection with the Work and to review required documentation, provided that such inspectors comply with Flextronics’ safety, security and confidentiality requirements. Flextronics shall provide to Customer a copy of any report and other written communications received from such governmental agency in connection with such visit or inspection, and any written communications received from such governmental agency relating to the Products, Materials, any equipment or the Flextronics Manufacturing Process, upon receipt thereof.
8. REPRESENTATIONS
     8.1. Mutual Representations. Each party hereby represents and warrants that:
     (a) it has taken all corporate action necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder;
     (b) this Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and
9. INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES
     9.1. Licenses. License to Customer Intellectual Property. Customer hereby grants Flextronics a royalty-free, non-exclusive, non-transferable, non-assignable (except as set forth in Section 12.10) and non-sublicensable right and license during the term of this Agreement to use the Customer’s Intellectual Property solely as necessary to perform Flextronics’ obligations under this Agreement. Such limited right and license shall extend to no other materials or for any other purpose and shall terminate automatically upon expiration or termination of this Agreement for any reason.
     9.2. No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the Intellectual Property Rights of the other party are given or intended to be given to such other party.

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10. TERM AND TERMINATION
     10.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years thereafter until terminated as provided in Section 10.2 (Termination) or 12.99 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement [***] or more prior to the end of any term.
     10.2. Termination. This Agreement may be terminated by either party (a) for convenience upon [***] written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of [***] after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of [***] after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 12.99 (Force Majeure).
     10.3. Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement, except for breaches of Section 6.2, 9.1, 9.2, or 10.1. Sections 1, 3.5, 3.6, 3.7, 4, 5.2, 5.3, 5.4, 6.2, 6.3, 9, 10, 11, and 12 shall be the only terms that shall survive any termination or expiration of this Agreement.
11. INDEMNIFICATION; LIABILITY LIMITATION
     11.1. Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:
     (a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its warranty that the Products will have been manufactured in accordance with the applicable Specifications as set forth in Section 6.2;
     (b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications; or
     (c) noncompliance with any Environmental Regulations, but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’ manufacture of the Product in accordance with the Specifications.
     11.2. Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:
     (a) any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics’s breach of its express limited warranties set forth in Section 6.2 hereof;
     (b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof; or
     (c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 11.1(b) above.
     11.3. Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party

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shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.
     11.4. Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 11.1(b) or 11.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 11, in addition to its indemnification obligations set forth in this Section 11, the indemnifying party’s sole responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3 and 5.4 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.
     11.5. No Other Liability. EXCEPT WITH REGARD TO ANY LIABILITY THAT ARISES FROM A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ABOVE OR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
     THE FOREGOING SECTION 11 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.
12. MISCELLANEOUS
     12.1. Confidentiality. Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to (a) its employees, consultants, and employees of its parent company and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement, and (b) investors, potential investors prospective acquirers and licensed advisers; provided that such employees, consultants, investors and licensed advisors are bound in writing to confidentiality terms, or, in the case of licensed advisors, ethical duties, that are no less restrictive than the requirements of this Section 12.1. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request or (ii) termination or expiration of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of [***] after the termination of this Agreement.
     12.2. Terms of Agreement. The existence and terms of this Agreement shall be considered Confidential Information of both parties and protected pursuant to Section 12.1 above. Accordingly, neither party may use the name or identity or any other Confidential Information of the other party in any advertising, promotion or other public announcement without the prior express written consent of such party. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed under strictures of confidentiality for fund raising or financing efforts to investors and lenders and

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bona fide potential investors and lenders, provided, however, that the term of confidentiality for such entities shall be no less than [***]. In addition, the Agreement and terms hereof may be disclosed as otherwise required pursuant to applicable law, regulation or stock market or stock exchange rule (e.g., rules or regulations of the United States Securities and Exchange Commission, the NASDAQ or the NYSE); provided that a party proposing to make such a disclosure as required by law, rule or regulation shall inform the other party a reasonable time prior to such required disclosure, shall provide the other party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Agreement) and seek an appropriate protective order or confidential treatment.
     12.3. Equitable Relief. In the case of any actual or threatened breach of this Agreement, either Party shall be entitled to seek equitable relief, including specific performance or an injunction.
     12.4. Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.
     12.5. Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.
     12.6. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.
     12.7. Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 12.1212 below.
     12.8. Insurance. Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics. Flextronics shall provide to Customer a Certificate of Insurance and shall take any and all necessary action to name Customer as an additional insured on Flextronics’s general liability and property policy and Customer shall provide to Flextronics with a Certificate of Insurance and shall take any and all necessary action to name Flextronics as an additional insured on Customer’s general liability policy. Each party shall deliver to the other party documentation that reflects such other party as an additional insured within thirty (30) days of the full execution of this Agreement.
     12.9. Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within [***] days after such event, the other party may terminate the Agreement.
     12.10. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld, provided, however, that Customer may assign this Agreement without the written consent of Flextronics to a corporation or other business entity succeeding to all or substantially all the assets and/or business of Customer by merger or purchase subject to the condition that Flextronics is satisfied, upon reasonable evidence, that such assignee

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possesses sufficient creditworthiness. Notwithstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity.
     12.11. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 12.1111.
     12.12. Disputes Resolution; Waiver of Jury Trial.
     (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.
     (b) Any and all Disputes shall be referred to arbitration under the Commercial Arbitration Rules in effect at the time of submission of the American Arbitration Association (“AAA” or the “Arbitration Administrator”), including the AAA Supplementary Procedures for Large Complex Commercial Disputes, if applicable.
     (c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator will select an independent Arbitrator.
     (d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be [***] and the language of such arbitration shall be English.
     (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, [***] law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 12.12. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.
     (f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:
          (i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in [***]; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.
          (ii) Expert Discovery. Each party may select a witness who is retained or specially employed to provide expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).
          (iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.
     (g) The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 12.12.
     (h) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.
     (i) This Agreement’s arbitration provisions are to be performed in [***]. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section 12.12,

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to review or confirm the award in arbitration, or for preliminary injunctive relief, shall be brought exclusively in the [***] or any [***] court sitting in [***] (the “Enforcing Court”). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Enforcing Court for any litigation among the parties hereto arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, including actions for equitable relief, waives any objection to the laying of venue of any such litigation in the Enforcing Courts and agrees not to plead or claim in any Enforcing Court that such litigation brought therein has been brought in any inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of the Enforcing Courts.
     (j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section 12.12, including attorneys’ fees.
     (k) Notwithstanding anything contained in this Section 12.12 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 12.12(b), Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes by negotiation between senior executives of each party, who shall have the authority to settle such Dispute (the “Senior Executives”), commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’ then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. Subject to the parties execution of a mutually acceptable confidentiality agreement governing the settlement discussions, the Senior Executives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. At any time during such four-week period, upon either party’s request, each party shall promptly prepare and exchange memoranda (i) stating the issues in dispute and their respective positions; (ii) summarizing the negotiations that have taken place and (iii) attaching relevant documents. If such Dispute has not been resolved during such four-week period, except if the parties agree in writing to extend such period, they shall endeavor to settle such Dispute by mediation in accordance with the Commercial Mediation Rules of the AAA in effect at the time of submission. (the “Mediation”). The place of the Mediation shall be [***] and language of the mediation shall be English. In the event that the parties are unable to resolve such Dispute pursuant to this Section 12.12(k), the provisions of Subsections (a) through (j) of this Section 12.12, inclusive, as well as Subsections (l), (m) and (n) of this Section 12.12 shall apply.
     (l) The parties agree that the existence, conduct and content of any negotiation, mediation or arbitration pursuant to this Section 12.12 shall be kept confidential and no party shall disclose to any person any information about such negotiation, mediation or arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.
     (m) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
     (n) In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.
     (o) Notwithstanding anything contained in this Section 12.12 to the contrary, in the event that either party is seeking temporary or preliminary injunctive relief, including any action for equitable relief, such party may proceed in the Enforcing Court without prior negotiation, mediation, or arbitration for the limited purpose of avoiding immediate and irreparable harm.
     12.13. Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at by sophisticated parties with equal bargaining power, each having an opportunity to consult with counsel, after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.
     12.14. Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.
     12.15. Controlling Law; Jurisdiction; and Venue. All actions, disputes, claims or controversies, including actions for equitable relief, arising out of this agreement, or the negotiation, validity or performance of this Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the [***], without regard to its

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conflicts of laws provisions; except to the extent there may be any conflict between the law of the [***] and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement. The parties acknowledge and confirm that they have selected the laws of the [***] the governing law for this Agreement in part because jury trial waivers are enforceable under [***] law. The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.
     12.16. Counterparts. This Agreement may be executed in counterparts.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

INSULET CORPORATION		FLEXTRONICS MARKETING (L) LTD.

/s/ Manny Marimuthu

By:	/s/ Carsten Boess	By:	Manny Marimuthu

Title:	CFO	Title:	Director

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Exhibit 1
Definitions

“Affected Inventory Costs”	shall mean: (i) [***] of the Cost of all affected Inventory and Special Inventory in Flextronics’ possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) [***] of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Confidential Information”	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure, provided, however, that reports and/or information related to or regarding Products, including without limitation the Specifications, or a disclosing party’s business plans, strategies, technology, research and development, current and prospective customers, biltling records, and products or services shall be deemed Confidential Information of the disclosing party even if not so marked or identified. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s Confidential Information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.

“Customer Controlled Materials”	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual or non-contractual relationship.

“Customer Controlled Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.

“Customer Indemnitees”	shall have the meaning set forth in Section 11.1.

“Customer Intellectual Property”	shall mean, collectively, any and all Intellectual Property Rights of Customer .

“Damages”	shall have the meaning set forth in Section 11.1.

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“Disputes”	shall have the meaning set forth in Section 12.12.

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.

“Environmental Regulations”	Shall mean any hazardous substance content laws and regulations including, without limitation, those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

“FDA”	shall mean the U.S. Food and Drug Administration and any successor supranational, national, regional, state or local government, county, governmental agency, authority, board, bureau, exchange, instrumentality or regulatory body having substantially the same authority.

“Fee List”	shall have the meaning set forth in Section 3.4.

“Flexibility Table”	shall have the meaning set forth in Section 5.2.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 11.2.

“Force Majeure”	shall have the meaning set forth in Section 12.99.

“cGMP”	shall mean current good manufacturing practices equivalent to those required in the U.S. in effect from time to time during the term of this Agreement.

“Intellectual Property Rights”	shall mean, collectively, any and all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Customer.

“Lead Time(s)”	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.

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“Monthly Charges”	shall mean a finance carrying charge of [***] and a storage and handling charge of [***], in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“Product”	shall have the meaning set forth in Section 2.1.

“Production Materials”	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Materials.

“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.

“Specifications”	shall have the meaning set forth in Section 2.1.

“Work”	shall have the meaning set forth in Section 2.1.

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EXHIBIT 2
SPECIFICATIONS
Incorporated by reference only

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EXHIBIT 3
FEES LIST
Fees list contained in Version 4 of the price quote is incorporated herein by reference